Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Appoints New CEO

PITTSBURGH, PA – October 11, 2011 - Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of information technology and specialized healthcare staffing services, announced today that D. Kevin Horner has been appointed as the Company’s President and Chief Executive Officer. Mr. Horner has served as a member of the Company’s Board of Directors since 2008.

In making the announcement, Mastech’s Co-Chairman and interim CEO Sunil Wadhwani, stated “Having worked with Kevin as a fellow director over the past several years, I’ve experienced first-hand his strong leadership qualities, sound business judgment, and a burning passion for success. The timing could not have been better for us, given Kevin’s recent retirement as Alcoa’s Chief Information Officer and desire to explore other career opportunities.” Commenting on the appointment, Co-Chairman Ashok Trivedi stated “We are very pleased to have someone with Kevin’s broad technology background and a view of our industry from a buyer’s prospective.”

Mr. Horner stated, “As an active member of the Board of Directors, I believe in the Company’s strategic direction and its many opportunities to grow and prosper. I’m very excited about assuming the CEO position and look forward to working with the Board of Directors and the management team to execute on our strategy of growth and value creation.”

Mr. Horner has more than 30 years of experience in the information technology industry and has held both domestic and international leadership positions throughout his distinguished career at Alcoa Inc. Prior to joining Mastech, Mr. Horner served as Alcoa’s Chief Information Officer where he was responsible for creating an intricate information technology environment to support a $25 billion multi-national enterprise.

About Mastech Holdings, Inc.:

Leveraging the power of over 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

#  #  #

For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497